Exhibit 99.2

Transcript of Teleconference Call

Jane Todd, Introduction

Thank you operator.

Good afternoon. I’d like to welcome everyone to SMTC’s first quarter earnings call. Joining me today are John Caldwell, President and Chief Executive Officer, and Steve Hoffrogge, Senior Vice President Business Development.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

John Caldwell

Thank you Jane.

At the outset, I would like to frame our comments on our first quarter performance and results in the context of our company’s transformation.

For the past year, we have been reporting on our progress to restore SMTC to growth and profitability. Turnaround situations are typically complex, dynamic and take considerable time to effect. Having reduced capacity and costs, stabilized the stakeholder base and refinanced the balance sheet, our primary challenge is to develop and execute a strategy that grows revenue through a combination of new customer acquisition and increasing the level of business with current customers. Notably, in contract manufacturing the sales cycle is long, largely due to the importance, complexity and level of diligence required to execute an effective outsourcing strategy.

Although not evident in our first quarter results, I can report SMTC has gained several important new customers in the quarter and added a number of new program wins within our current customer base. This sets the stage for more significant growth commencing in the second quarter. Steve Hoffrogge will review our sales performance in more detail later in this call.

As we stated in our last quarter’s call, we believed that Q4 would prove to be a low point for the company. We reaffirm that statement today. Historically, the first quarter typically is soft for SMTC and the EMS sector overall. However, we were able to produce a modest revenue growth largely due to substantial growth from several customers, partially offset by expected variations in business with our other customers.

We did incur a loss in the first quarter. This was not unexpected. In part, it was a function of the cost of program transfers to Mexico, and higher staffing and training costs as we ramp for higher production volumes for the second quarter. In part it was due to insufficient capacity utilization. Clearly, losses are unacceptable. We are squarely focused on driving top line growth and restoring profitability. I will talk about our outlook later on this call.

Now let me ask Jane Todd to run through the financial highlights of the first quarter.

Jane Todd

Thanks John.

As John stated, results for the quarter were unsatisfactory. While we planned for a loss in the quarter, our results would have been better if it were not for the costs associated with investing in new business.

For the first quarter of 2005, the Company reported revenue of $49.1 million, compared to revenue of $48.0 million for the fourth quarter of 2004 and revenue of $69.4 million for the previous year. Revenue increased quarter over quarter by 2% or $1.1 million, the Company’s first sequential growth since 2003. This growth was driven by double digit increases in the majority of our top five (5) customers. Partially offsetting this growth was an anticipated decline in our IBM business.

Gross profit for the first quarter of 2005 was $2.0 million, or 4.1% of revenue, compared with $1.5 million, or 3.1% of revenue, for the fourth quarter of 2004 and $6.8 million, or 9.9% of revenue, for the same period in the prior year. While our longer term average margin target is approximately 8%, Q1 was negatively impacted by incremental ramp up costs, costs to complete the transfer of production to our lower cost Mexican facility, as well as higher freight costs. As we continue the transition of the Company into growth mode, we are making a continued investment in resources, training and optimizing production within our footprint.

The net loss for the first quarter of 2005 was $2.6 million, or $0.18 per share, compared with a net loss of $3.2 million, or $0.22 per share, for the previous quarter and a net loss of $47,000, or $0.01 per share, for the same period last year.

Accounts receivable was $21.3 million or 40 days, compared to $23.9 million or 45 days in the fourth quarter of 2004 and $38.1 million, or 50 days in the same quarter last year.

Inventory was $33.4 million or 65 days, versus $33.0 million or 66 days in the fourth quarter of 2004 and $37.6 million or 55 days in the first quarter of last year. We have introduced a number of inventory reduction measurements and expect to see the benefits in the coming quarters.

Accounts payable was $22.1 million or 43 days, compared to $25.9 million or 51 days in the fourth quarter of 2004 and $42.7 million, or 62 days for the same period last year. The reduction in days payables is due to the acceleration of payments to vendors for new programs and new business. Our goal is to achieve extended terms in the next phase of developing these vendor relationships.

The Company used cash in operations of $4.3 million during the first quarter of 2005, as a result of higher working capital requirements. The Company made its quarterly principal payment on sub-debt of $1 million, and received $1 million for the sale of an unused warehouse in Mexico. Of the Company’s $40 million revolving credit facility $9.3 million was drawn on at April 3, 2005. Overall indebtedness increased by $3.9 million to $37.8 million at the end of the first quarter of 2005. The Company continues to apply all receipts to the revolving credit facility on a daily basis. As a result, the Company does not show cash balances on its balance sheet.

I will now turn the call over to Steve for his review of the business.

Steve Hoffrogge

Thank you Jane and good afternoon.

A number of positive things have occurred since our last call but let me begin with some general comments regarding our revenue distribution for the first quarter of 2005. Our industrial segment represented 38% of revenue, with enterprise computing and networking at 42% and communications running at 20%.

Our top 10 customers accounted for 90% of the quarter’s total revenue with these customers showing a combined quarter on quarter revenue growth of 12%.

The Q1 results reflect a shift in our greater than 10% customers with the important addition of EMC as production ramped over the quarter in our Franklin facility on programs which SMTC achieved qualification on in the second half of 2004.

Additional greater than 10% customers within the quarter include Ingenico, where we continue to see strong production ramp up activities on next generation products that we were awarded in Q3 and Q4 of 2004, and Mars Electronics International.

As anticipated, IBM is no longer a greater than 10% customer. We continued to experience declines in our IBM revenue over the quarter as many of the backplane products we manufacture approach end of life and next generation opportunities are increasingly being addressed through ODM solutions.

Our new customer acquisition activities for the quarter included the signing of a multi year agreement with Starbak Communications, a leading provider of IP-based video communication platforms. Chosen for our overall ability to scale production in support of their anticipated growth, our partnership with Starbak includes full system integration, configuration to order and global end customer product distribution out of our Franklin facility. We expect to issue a press release on this in the next few days.

We also initiated production activities during the quarter with a leading Canadian technology company and are in final negotiation on a long-term agreement. SMTC is excited to be working with this leading technology company and we look forward to supporting all aspects of their outsourcing strategy which should achieve annual revenue levels of $20 million per annum.

We are extremely pleased with the progress made on this new relationship to date and both companies are optimistic on the mutually beneficial aspects of the partnership in the areas of supporting their gross margin improvement goals and in the opportunities for revenue growth for SMTC as the customer looks to expand its outsourcing strategy beyond the scope of this initial phase.

The win underscores SMTC’s abilities to provide top tier OEMs with a compelling outsourcing solution and our ability to differentiate ourselves from formidable large and medium scale competitors.

As we reflect back on our business development activities for past quarter, they continue to be dominated by an aggressive focus on new customer acquisition activities, ongoing refinements to our selling process, strengthening of current customer relationships, and continuing to position ourselves for new business wins.

We have implemented a more methodical lead generation program which has produced a more effective prospecting program supported by our marketing organization and which is allowing our sales team to focus on the strategic management of key opportunities.

We entered Q2 with an expanded funnel of high quality opportunities in the industrial, communications and wireless application spaces and are making considerable progress in moving a number of them towards successful conclusion.

In addition, our selling approach reflected a fundamental shift in the first quarter in how we position SMTC as a strategic EMS provider. SMTC is a true strategic partner for our customers, focused on the total value we bring to the customer relationship. This philosophy plays well to our key strengths, which include delivery performance and quality leadership, a strong service mentality, our flexibility and responsiveness and our ability to provide and demonstrate executive mindshare as we define solutions to enhance our current and potential customers’ business.

A major hallmark of our partnership philosophy is to maintain a detailed understanding of our customers business and to keep their interests at the forefront which enables us to be more effective in tailoring our service.

Although we have successfully increased the level of activity, our plan is to continue to expand the pipeline as the closing of new business will continue to be affected by the long selling cycle reflective in our industry.

I am more confident than ever that with our improving methods, increasingly effective sales and marketing team, and strong operational performance, we will continue to secure business wins with new targeted customers while capitalizing on growth opportunities within our current customer base.

I will turn the call back over to John now.

John Caldwell

Thanks Steve.

In the fourth quarter call, we stated that we expect to show quarterly revenue growth in 2005 commencing in the second quarter with positive momentum though the back half of the year. We remain confident we can deliver on that statement. Absent any unforeseen shift in customer volumes over the next six weeks, we believe SMTC will generate significant revenue growth and much improved bottom line results in the second quarter.

This concludes our formal remarks and would as the Operator to open the lines for questions.